Exhibit 99.1

American Oriental Bioengineering Reports First Quarter 2008 Financial Results

Wednesday May 7, 6:00 am ET

— Revenue Increased 50.7% to $38.8 Million in 1Q08 —

— 1Q08 Net Income Increased 46.2% to $9.4 Million —

— 1Q08 Diluted EPS $0.12 versus 1Q07 Diluted EPS $.10 on 11.6 Million Additional Shares —

NEW YORK, May 7 /PRNewswire-FirstCall/ — American Oriental Bioengineering, Inc. (NYSE: AOB—News), a pharmaceutical company dedicated to improving health through the development, manufacture and commercialization of a broad range of prescription and over the counter (“OTC”) products in China, today announced financial results for the first quarter ended March 31, 2008.

Revenue in the first quarter of 2008 increased 50.7% to $38.8 million from $25.7 million in the first quarter of 2007, reflecting continued increased demand for the Company’s core OTC and prescription pharmaceutical products. Revenue from pharmaceutical products increased 71.6% to $31.9 million from $18.6 million in the prior year’s first quarter, driven by sales of Shuanghuanglian Injection Powder, Cease Enuresis Soft Gel and Jinji Series of products. Revenue from OTC pharmaceutical products increased 138% to $21.2 million from $8.9 million in the prior year’s first quarter. Sales of the Jinji series and Jinji Yimucao products were major contributors to this increase as well as sales generated by CCXA and Boke, which were not subsidiaries in the first quarter of 2007. Prescription pharmaceutical products generated $10.6 million in revenue during the first quarter of 2008, a 10% year over year increase. This increase was the result of increased brand recognition, effective pricing and expanded distribution coverage to new rural markets. Nutraceutical product revenue declined approximately 3% to $6.9 million in first quarter of 2008 from $7.2 million in the prior year’s period, and decreased as a percentage of total revenue to approximately 18% versus 28% in the comparable period. The decline in Nutraceutical revenue reflects the Company’s continued focus on selling and marketing higher growth pharmaceutical products.

Gross profit in the first quarter of 2008 increased 48.5% to $26.3 million from $17.7 million in the first quarter of 2007. Gross margin was approximately 67.8% compared to 68.8% in the prior year’s period, reflecting the product mix shift due to the integration of CCXA.

Operating income in the first quarter of 2008 increased 51.4% to $12.0 million from $7.9 million in the first quarter of 2007 while operating margins remained relatively flat at 30.9% as compared to the prior year. For the first quarter of 2008, operating expenses increased 46.2% to $14.3 million compared to $9.8 million in the comparable period of

2007. The increase in operating expenses was primarily due to increases of $2.3 million in sales and marketing expenses, $1.0 million in general and administrative expenses as well as additional depreciation and amortization costs due to the Boke and CCXA acquisitions.

Net income for the first quarter of 2008 increased 46.2% to $9.4 million, or $0.12 per diluted share, compared to $6.4 million, or $0.10 per diluted share, in the prior year’s period. Diluted share count in the first quarter of 2008 was 78.2 million compared to 66.6 million in the first quarter of 2007.

Mr. Tony Liu, Chairman and Chief Executive Officer of American Oriental Bioengineering, commented “We completed the first quarter of 2008, which is always our slowest sales quarter of the year, with strong financial performance. We are well-positioned for 2008 as we begin to recognize the benefits of our acquisition strategy and the synergies realized from our Boke and CCXA acquisitions. We believe these transactions, as well as our recently announced strategic alliance with China Aoxing Pharmaceutical, significantly strengthen our position to achieve our goal of building a leading pharmaceutical business in China. We continue to seek acquisitions that allow us to drive growth and flexibility through product diversification, brand strength, distribution reach and vertical integration.”

Mr. Liu concluded, “We continue to anticipate organic growth of at least 30 percent in 2008, but, more importantly, we expect to reach total revenue of at least $245 million in the full year 2008. This 50 percent-plus anticipated year over year top line growth reflects continued demand for our leading products, and particularly our success with CCXA and Boke integrations. We also anticipate net income performance of at least $62 million, which reflects anticipated year over year net income growth of more than 43 percent. This full year financial guidance excludes any potential acquisitions. On that note, our acquisition pipeline is particularly strong today and we remain excited about the opportunities in China’s healthcare space. With our proven expertise accumulated from past acquisitions, and a cohesive strategy team in place, we believe that we are well-positioned to be the leading consolidator in this fragmented industry. We intend to move quickly and efficiently on the acquisition front and we’ll strive to work responsibly and aggressively on behalf of our shareholders.”

The Company will hold a conference call on May 7, 2008 at 8:00 am ET to discuss its fiscal first quarter 2008 results. Listeners may access the call by dialing 1-888-713-4209 or 1-617-213-4863 for international callers, access code: 22478874. Pre-registration and a webcast will also be available through AOB’s website at www.bioaobo.com. A replay of the call will be available through May 21, 2008. Listeners may access the replay by dialing 1-888-286- 8010 or 1-617-801-6888 for international callers, access code: 57414303.

About American Oriental Bioengineering Inc.

American Oriental Bioengineering Inc. is a pharmaceutical company dedicated to improving health through the development, manufacture and commercialization of a broad range of prescription and over the counter products in China. For more information, visit http://www.bioaobo.com.

Statements made in this press release are forward-looking and are made pursuant to the safe harbor provisions of the Securities Litigation Reform Act of 1995. Such statements involve risks and uncertainties that may cause actual results to differ materially from those set forth in these statements. The economic, competitive, governmental, technological and other factors identified in the Company’s filings with the Securities and Exchange Commission, including the Form 10-K for the year ended December 31, 2007, may cause actual results or events to differ materially from those described in the forward looking statements in this press release. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether because of new information, future events, or otherwise.

AMERICAN ORIENTAL BIOENGINEERING, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

ASSETS

	MARCH 31, 2008	DECEMBER 31, 2007
	UNAUDITED
CURRENT ASSETS
Cash and cash equivalents	$159,031,217	$166,410,075
Accounts receivable, net of reserve of $312,013 and $302,270 at March 31, 2008 and December 31, 2007, respectively	14,347,621	16,494,619
Inventories, net of provision for slow moving inventories	20,020,657	12,264,536
Advances to suppliers	4,900,335	4,309,352
Notes receivable	1,020,944	2,259,616
Refundable deposit	16,447,719	—
Other current assets	4,960,413	5,134,118
Total Current Assets	220,728,906	206,872,316

LONG-TERM ASSETS
Plant and equipment, net	49,889,005	48,496,760
Land use rights, net	47,962,086	46,310,240
Construction in progress	734,694	755,614
Deferred tax assets	1,735,743	1,498,481
Other intangible assets, net	26,833,875	26,972,166
Goodwill	22,566,767	22,566,768
Long-term investment and advance	249,481	242,551
Total Long-Term Assets	149,971,651	146,842,580
TOTAL ASSETS	$370,700,557	$353,714,896

AMERICAN ORIENTAL BIOENGINEERING, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

LIABILITIES AND SHAREHOLDERS’ EQUITY

	MARCH 31, 2008	DECEMBER 31, 2007
	UNAUDITED
CURRENT LIABILITIES
Accounts payable	$4,041,111	$3,436,352
Other payables and accrued expenses	5,367,646	7,786,157
Taxes payable	2,203,855	2,843,719
Short-term bank loans	6,550,654	6,289,222
Current portion of long-term bank loans	2,895,954	2,374,565
Other liabilities	2,940,924	3,621,030
Deferred tax liability	232,572	109,733
Total Current Liabilities	24,232,716	26,460,778

LONG-TERM LIABILITIES
Long-term bank loans, net of current portion	845,398	1,263,483
Long-term notes payable	287,311	286,365
Deferred tax liabilities	15,480,108	12,621,180
Total Long-Term Liabilities	16,612,817	14,171,028
TOTAL LIABILITIES	40,845,533	40,631,806

SHAREHOLDERS’ EQUITY
Preferred stock, $0.001 par value; 2,000,000 shares authorized; 1,000,000 shares issued and outstanding at March 31, 2008 and December 31, 2007, respectively	1,000	1,000
Common stock, $0.001 par value; 150,000,000 shares authorized; 78,222,516 and 77,991,935 shares issued and outstanding at March 31, 2008 and December 31, 2007, respectively.	78,222	77,992
Common stock to be issued	280,250	1,611,333
Additional paid-in capital	194,754,211	193,007,987
Retained earnings (the restricted portion of retained earnings is $15,920,417 and $15,910,685 at March 31, 2008 and December 31, 2007, respectively)	111,539,921	102,117,792
Accumulated other comprehensive income	23,201,420	16,266,986
Total Shareholders’ Equity	329,855,024	313,083,090
TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$370,700,557	$353,714,896

AMERICAN ORIENTAL BIOENGINEERING, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF INCOME AND COMPREHENSIVE

INCOME (UNAUDITED)

	THREE MONTHS ENDED MARCH 31,
	2008	2007
REVENUES	$38,768,598	$25,722,577
COST OF GOODS SOLD	12,477,636	8,018,260
GROSS PROFIT	26,290,962	17,704,317

Selling and marketing	5,029,708	2,702,351
Advertising	4,394,341	3,822,911
General and administrative	3,912,683	2,933,066
Depreciation and amortization	977,210	333,462
Total operating expenses	14,313,942	9,791,790

INCOME FROM OPERATIONS	11,977,020	7,912,527

INTEREST INCOME, NET	16,847	17,759
OTHER (EXPENSE) INCOME, NET	-101,790	39,084
INCOME BEFORE INCOME TAXES	11,892,077	7,969,370

INCOME TAXES	2,469,948	1,523,103

NET INCOME	9,422,129	6,446,267

OTHER COMPREHENSIVE INCOME

Foreign currency translation gain, net of tax	6,934,434	810,798

TOTAL OTHER COMPREHENSIVE INCOME, NET OF TAX	6,934,434	810,798

COMPREHENSIVE INCOME	$16,356,563	$7,257,065

NET INCOME PER SHARE
BASIC	$0.12	$0.10
DILUTED	$0.12	$0.10

WEIGHTED AVERAGE NUMBER OF SHARES OUTSTANDING
BASIC	78,191,242	64,608,561
DILUTED	78,192,795	66,545,541

Source: American Oriental Bioengineering Inc.